Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Snow Lake Resources Ltd. of our report dated October 31, 2025 relating to the consolidated financial statements of Snow Lake Resources Ltd. for the years ended June 30, 2025 and 2024 and to all references to our firm included in this Registration Statement.

Date: November 14, 2025

De Visser Gray LLP

CHARTERED PROFESSIONAL ACCOUNTANTS